SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Oct. 7, 2011

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03140	NORTHERN STATES POWER COMPANY	39-0508315
(a Wisconsin corporation)
1414 W. Hamilton Avenue
Eau Claire, Wisconsin 54701
(715) 839-2625

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In June 2011, Northern States Power Company, a Wisconsin corporation and wholly owned subsidiary of Xcel Energy Inc, (NSP-Wisconsin) filed a request with the Public Service Commission of Wisconsin (PSCW) to increase electric rates by $29.2 million, or 5.1 percent, and natural gas rates by $8.0 million, or 6.6 percent, effective Jan. 1, 2012.  The rate filing is based on a 2012 forecast test year and includes a requested return on equity (ROE) of 10.75 percent, and an equity ratio of 52.54 percent.  The rate base in 2012 is forecasted to be $718 million for the electric utility and $84 million for the natural gas utility.

On Oct. 7, 2011, the PSCW Staff and intervenors filed testimony.  The PSCW Staff recommended an electric rate increase of $18.1 million, or 3.2 percent, and a natural gas rate increase of $2.9 million, or 2.4 percent.

Key differences between the NSP-Wisconsin requested rate increase and the PSCW Staff’s recommendation are:
•	A reduction for a lower ROE of 10.3 percent or approximately $3.4 million;
•	A reduction for employee compensation and benefits of approximately $4.0 million;
•
A reduction  to the electric requested increase for the amortization period of the Prairie Island nuclear generating plant to reflect the recent Nuclear Regulatory Commission approval of the life extension of approximately $1.8 million;

•
A reduction to the electric requested increase to exclude the 2012 costs associated with the Monticello extended power uprate costs due to uncertainties of the timing of the project of approximately $4.6 million; and

•
A reduction to the gas requested increase to exclude the pre-collection of forecasted environmental clean-up costs associated with a former manufactured gas plant site in Ashland, Wisc. of approximately $3.4 million.

Other intervenors recommended revisions to the amortization periods of nuclear operating and maintenance expenses, the Prairie Island nuclear generating plant, and the nuclear depreciation reserve, as well as, a decrease to forecasted fuel and purchased power costs.

The remaining schedule is listed below:
•	Rebuttal testimony due Oct. 21, 2011; and
•	Evidentiary hearings on Nov. 2, 2011.

NSP-Wisconsin anticipates a PSCW decision in the fourth quarter of 2011 with new rates effective Jan. 1, 2012.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and NSP-Wisconsin have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or imposed environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy and NSP-Wisconsin in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s and NSP-Wisconsin’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oct. 13, 2011	Xcel Energy Inc.
(a Minnesota corporation)
Northern States Power Company
(a Wisconsin corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer